Schedule B
to the DISTRIBUTION AND SERVICE PLAN
(Rule 12b-1 Plan)

(as amended on September 20, 2012 to add Logan Capital Long/Short Fund)

Series or Fund of Advisors Series Trust
Logan Capital Large Cap Growth Fund
Logan Capital International Fund
Logan Capital Small Cap Growth Fund
Logan Capital Large Cap Core Fund
Logan Capital Long/Short Fund

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule B

By:           /s/Douglas G. Hess
Name:      Douglas G. Hess
Title:        President